UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 11, 2018

DARÉ BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36395	20-4139823
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11119 North Torrey Pines Road, Suite 200

La Jolla, CA 92037

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code

(858) 926-7655

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Item 1.01 Entry into a Material Definitive Agreement.

On February 11, 2018, Daré Bioscience, Inc. (“Daré” or the “Company) entered into a license and collaboration agreement (the “License Agreement”) with Strategic Science and Technologies-D, LLC (“SST”) and Strategic Science Technologies, LLC, which, subject to the Company securing an investment of at least $10,000,000 by March 31, 2018, which date can be extended by mutual agreement of the parties, will provide the Company with an exclusive, royalty-bearing, sublicensable license to develop and commercialize, in all countries and geographic territories of the world, for all indications for women related to female sexual dysfunction and/or female reproductive health, including treatment of female sexual arousal disorder (the “Field of Use”), SST’s topical formulation of sildenafil ciltrate as it exists as of the effective date of the License Agreement, or any other topically applied pharmaceutical product containing sildenafil or a salt thereof as a pharmaceutically active ingredient, alone or with other active ingredients, but specifically excluding any product containing ibuprofen or any salt derivative of ibuprofen (the “Licensed Products”).

Under the terms of the License Agreement, the Company retains rights to inventions made by its employees, SST retains rights to inventions made by its employees, and each party shall own a fifty percent (50%) undivided interest in all joint inventions. Each party has agreed to collaborate through a Joint Development Committee (“JDC”) which shall be responsible for determining the strategic objectives for, and generally overseeing, the development efforts of both parties under the License Agreement. Further, the Company has agreed to use commercially reasonable efforts to develop the Licensed Products in the Field of Use in accordance with a development plan contained in the License Agreement, and to commercialize the Licensed Products in the Field of Use.

The License Agreement provides that, in consideration of the rights to be granted to the Company, SST will be eligible to receive tiered royalties based on percentages of annual net sales of Licensed Products in the single digits to the mid double digits, including customary provisions permitting royalty reductions and offset, and a percentage of sublicense revenue. The Company is also responsible for all reasonable internal and external costs and expenses incurred by SST in its performance of the development activities it is required to perform under the License Agreement. Further, the License Agreement provides that Daré shall make milestone payments to SST ranging from $500,000 to $150,000,000 contingent on achieving certain clinical, regulatory and commercial milestones.

The term of the License Agreement will begin on the effective date of the License Agreement and will continue, with respect to each Licensed Product, until the later of ten years from the date of the first commercial sale of such Licensed Product (in the last country in which it will be sold) and the expiration of the last valid claim of patent rights covering the Licensed Product in the Field of Use. The License Agreement provides that each party will have customary rights to terminate the License Agreement in the event of material uncured breach by the other party, and, (i) prior to receipt of approval by a regulatory authority necessary for commercialization of a Licensed Product in the corresponding jurisdiction, including NDA Approval, the Company will have the right to terminate the License Agreement without cause upon ninety (90) days prior written notice to SST, and (ii) following receipt of approval by a regulatory authority necessary for commercialization of a Licensed Product in the corresponding jurisdiction, including NDA Approval, Company will have a right to terminate the License Agreement without cause upon one hundred eighty (180) days prior written notice. In addition, the License Agreement provides SST with the right to terminate the License Agreement with respect to the applicable Licensed Product(s) in the applicable country(ies) upon thirty (30) days’ notice to the Company if the Company fails to use commercially reasonable efforts to perform development activities in substantial accordance with the development plan and does not cure such failure within sixty (60) days of receipt of SST’s notice thereof.

Upon expiration (but not termination) of the License Agreement in a particular country, the Company shall have a fully paid-up license under the licensed intellectual property to develop and commercialize the applicable Licensed Products in the applicable country on a non-exclusive basis.

The foregoing summary of the material terms of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the License Agreement, a copy of which the Company intends to file with the Securities and Exchange Commission on its Yearly Report on Form 10-K for the fiscal year ended December 31, 2017. The Company will seek confidential treatment of certain terms of the License Agreement at such time.

A copy of the press release issued in connection with the parties’ announcement of the License Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated February 12, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARÉ BIOSCIENCE, INC.

Dated: February 12, 2018	By:	/s/ Sabrina Martucci Johnson
Name: Sabrina Martucci Johnson
Title: President and Chief Executive Officer